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                                                                   EXHIBIT 10.46

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") dated as of January 1, 2004 (the "Execution Date") is made by and between ArQule, Inc., a Delaware corporation (the "Company") with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and J. David Jacobs ("Executive") whose current principal residential address is 38 Kenwood Avenue, Newton, MA 02459.

         WHEREAS, the Company desires to continue to employ and retain Executive in a senior executive capacity and to enter into an agreement embodying the terms of such employment; and

         WHEREAS, Executive desires to accept such continued employment and enter into such an agreement;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (the "Parties") hereby agree as follows:

         1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on January 1, 2004 (the "Effective Date") and continuing until terminated in accordance with the provisions of Section 5 (the "Employment Term").

         2. Title; Duties. During the Employment Term, Executive shall serve as Vice President, Legal, General Counsel and Secretary of the Company reporting directly to the Chief Executive Officer. Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Chief Executive Officer shall from time to time reasonably assign to Executive.

         3. No Conflict. During the Employment Term, Executive shall devote substantially all of Executive's business time and efforts to the performance of Executive's duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties without the prior written consent of the Chief Executive Officer, which consent shall not be unreasonably withheld, delayed or conditioned. Executive represents and warrants that Exhibit A attached hereto states all current business relationships, including, but not limited to, consulting agreements, confidentiality agreements and non-competition agreements to which Executive is a party as of the Execution Date.

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         4.       Compensation and Benefits.

                  4.1. Base Salary and Bonus. During the Employment Term, the Company shall pay Executive for Executive's services hereunder a base salary at the initial annual rate of $222,480, payable in regular installments in accordance with the Company's usual payment practices and subject to annual review and upward adjustment by the Chief Executive Officer or the Chief Executive Officer's designee in his or her sole discretion. Such amount (as it may be raised (but not decreased) from time to time in accordance with this
Section 4.1) shall be referred to herein as the "Base Salary." Executive shall also be eligible to receive a discretionary annual cash bonus based on a target amount (either as a percentage or a fixed dollar amount) established by the Chief Executive Officer and on Company and individual performance. Executive shall also be eligible to participate in any and all other bonus plans and packages that are made available to the Company's executives, on a basis consistent with Executive's position and then-current Base Salary and in accordance with the policies and practices of the Company and the Company's Board of Directors (the "Board").

                  4.2. Stock Option Grant. As further compensation for Executive's services hereunder, the Company shall grant to Executive, on the Effective Date, a stock option (the "Execution Stock Option") to purchase zero
(0) shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), pursuant to the Company's Amended and Restated 1994 Equity Incentive Plan (the "Plan") and in accordance with the terms, and subject to a vesting schedule pursuant to which twenty-five percent of the shares shall vest annually commencing on the first anniversary of the Effective Date, and other conditions, set forth in the form of Option Certificate (attached hereto as Exhibit B in the event the Execution Stock Option grants an option to purchase more than zero shares of Common Stock). The method of determining the exercise price of the Execution Stock Option is set forth in the attached Exhibit C. Subject to the discretion of the Chief Executive Officer and the Board, the Company may grant to Executive from time to time other stock options to purchase additional shares of Common Stock, also pursuant to the Plan and such other terms and conditions set forth at the time of such grant (the Execution Stock Option and such other stock options, together with any stock options to purchase Common Stock which the Company has previously granted to Executive, collectively, the "Stock Options").

                  4.3. Executive Benefits. During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, dental, accident and short and long term disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

                  4.4. Paid Time Off. Executive shall be entitled to four weeks (20 working days) of paid time off ("PTO") per annum during the Employment Term, to be taken at such time or times as shall be mutually convenient for the Company and Executive; provided, however,

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that the Company may elect to increase the annual time to which Executive shall be entitled to PTO. Unused PTO shall be allocated pursuant to the Company's existing policies and practices.

                  4.5. Business Expenses and Perquisites. Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with such policies as the Company may from time to time have in effect.

         5.       Termination.

                  5.1.     Without Cause by the Company.

                           5.1.1.   The Severance Package. The Company may
terminate Executive's employment hereunder at any time without Cause (as defined in Section 5.2) upon not less than fourteen (14) days prior written notice from the Company to Executive. The effective date of Executive's termination shall be referred to herein as the "Termination Date." If Executive's employment is terminated by the Company pursuant to this Section 5.1, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date plus the following amounts and consideration (the "Severance Package"), subject to standard payroll deductions and withholdings: (i) the Base Salary through the end of the twelve (12) month period commencing on the Termination Date to be paid in a lump sum; (ii) a lump sum payment of the average bonus, if any, paid by the Company to Executive with respect to the two
(2) years preceding the year in which the Termination Date occurs; (iii) the costs associated with continuing the benefits which Executive is entitled to receive pursuant to Section 4.3 of this Agreement at the level in effect as of the Termination Date (subject to any employee contribution requirements applicable to Executive on the Termination Date) through the twelve (12) month period commencing on the Termination Date; and (iv) the cash value of any accrued but unused PTO, as of the Termination Date. The payment to Executive of any benefits or consideration other than the Severance Package following the termination of Executive's employment pursuant to this Section 5.1 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws, provided, however, that the Chief Executive Officer, in his sole discretion, may accelerate the vesting of any Stock Option held by Executive as of the Termination Date.

                           5.1.2.   Deemed Termination. For purposes of this
Section 5.1, a "termination without cause" shall be deemed to occur, and Executive shall be entitled to the Severance Package, in the event any of the following occurs and Executive provides to the Company Notice of Termination (as defined in Section 5.6) within forty-five (45) days thereafter: (a) the Company substantially reduces or diminishes Executive's responsibilities or title without Cause; (b) the Company reduces Executive's Base Salary or bonus target (other than in connection with a Company-wide decrease in salary or bonus, respectively); (c) the Company materially breaches any of its obligations to Executive pursuant to this Agreement, and fails to cure such breach within 30 days of receipt of notice thereof; (d) the Company relocates Executive's place of employment without Executive's written consent by a distance of more than

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fifty (50) miles, excluding any relocation to the Company's existing offices in
Medford or Woburn, MA which would not constitute a deemed termination; or (e) a successor in interest to the Company fails to assume the obligations of this Agreement.

                           5.1.3.   Accelerated Vesting in Change of Control. In
the event that the Company terminates or is deemed to terminate Executive's employment pursuant to this Section 5.1 within one year of the latest possible date of a Change of Control, in addition to the Severance Package, any Stock Option held as of the Termination Date shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate. For purposes of this Agreement, any one of the following events shall be considered a "Change of Control" of the Company:

                           (a) the acquisition by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company's Common Stock so that such person holds or controls fifty percent (50%) or more of the Company's Common Stock;

                           (b) the merger or consolidation of the Company with or into any other entity in which the holders of the Company's outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation;

                           (c) a sale of all or substantially all of the assets of the Company to a third party;

                           (d) within any twenty-four (24) month period, the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company's management; or

                           (e)      the execution of a legally binding,
                                    definitive agreement approved by the Board of Directors providing for any of the events set forth in (a), (b), (c) or (d) above.

                  5.2. For Cause by the Company. Notwithstanding any other provision of this Agreement, Executive's employment hereunder may be terminated by the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive's arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the Chief Executive Officer or otherwise perform Executive's duties hereunder (other than as a result of a Disability (as defined in Section 5.3)) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which demand specifically identifies the manner in which the Company alleges that Executive has not substantially followed such instructions or otherwise performed Executive's duties; (ii) Executive's willful misconduct that

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is materially injurious to the Company (whether from a monetary perspective or otherwise); (iii) Executive's willful commission of an act constituting fraud with respect to the Company; (iv) conviction of Executive for a felony under the laws of the United States or any state thereof; or (v) Executive's material breach of Executive's obligations under Section 6 hereof. If Executive's employment is terminated by the Company for Cause, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.2 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

                  5.3. Disability. Subject to the requirements of the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B and any other applicable laws, Executive's employment hereunder may be terminated by the Company at any time in the event of the Disability of Executive. For purposes of this Agreement, "Disability" shall mean the inability of Executive to perform substantially Executive's duties hereunder due to physical or mental disablement which continues for a period of four (4) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or Executive's personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or such representative) and one designated by the two physicians so designated. If Executive's employment is terminated by the Company for Disability, (a) the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the Severance Package, except that the Base Salary paid as a part of the Severance Package shall be reduced by the amount of Base Salary, salary continuation (short-term disability), and cash disability benefits (long-term disability) paid to Executive for the corresponding period under the Company's employee benefit plans as then in effect, and (b) any Stock Option held as of the Termination Date shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate. The payment to Executive of any benefits other than as described in the immediately preceding sentence following the termination of Executive's employment pursuant to this Section 5.3 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

                  5.4. Death. Executive's employment hereunder shall automatically terminate in the event of Executive's death. If Executive's employment is terminated by the death of Executive, (a) the Company shall pay to Executive's estate or legal representative all amounts owed to Executive for work performed through the last day of Executive's actual employment by the Company plus the Severance Package, and (b) any Stock Option held as of the Termination Date shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate. The payment to Executive of any benefits other than as described in the immediately preceding sentence following the termination of Executive's employment pursuant to this Section 5.4 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

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                  5.5.     Termination by Executive. Executive's employment
hereunder may be terminated by Executive at any time upon not less than thirty
(30) days prior written notice from Executive to the Company. Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement. If Executive terminates Executive's employment with the Company pursuant to this Section 5.5, the Company shall pay Executive only an amount equal to the Base Salary through the Termination Date, plus the cash value of any accrued but unused PTO as of the Termination Date.

                  5.6. Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  5.7. Survival. The provisions of Section 6 shall survive the termination of this Agreement.

         6.       Confidentiality.

                  6.1 Definitions. As used herein, the term "Confidential Information" shall mean any and all ideas, inventions information, know-how, compounds, materials and other items (whether patentable or not) that are confidential or proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers, or customers) whether disclosed in written, oral, tangible or other form and whether or not labeled or otherwise identified as confidential or proprietary. Confidential Information shall include, without limitation, the following to the extent proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers or customers) and not publicly available:

                           (a) inventions, trade secrets, discoveries and computer programs, and any improvements or modifications thereto;

                           (b) engineering, research, development and design projects, data, designs, drawings and specifications;

                           (c) manufacturing, development and other technical processes, applications, methods, apparatus and equipment;

                           (d) business information such as lists of approved components and sources, price lists, product costs, production schedules, business plans, sales information, profit and loss information, and customer and collaborator lists;

                           (e) any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and

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                                    mutants, as well as any and all derivatives
                                    or replications derived from or relating to such materials; and

                           (f) any and all information, materials and other items supplied by third parties to the Company (or generated by the Company for third parties) under an obligation of confidentiality.

                  6.2 Non-Disclosure. Executive shall not at any time (whether during or after Executive's employment with the Company) disclose or use any Confidential Information for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise (a "Person") other than the Company.

                  6.3 Exceptions. Notwithstanding any other provision in the Agreement, Confidential Information shall not include any information or material which:

                           (a) is or becomes generally available to the public other than as a result of disclosure thereof by Executive:

                           (b) is lawfully received by Executive on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information;

                           (c) can be shown by Executive to have been independently developed by Executive;

                           (d) Executive establishes by competent proof was in Executive's possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or

                           (e) is required to be publicly disclosed by law or by regulation; provided, however, that in such event Executive shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other appropriate remedy.

                  6.4 Return of Company Property. Executive agrees that upon termination of Executive's employment hereunder, Executive shall return immediately to the Company any proprietary materials, any materials containing Confidential Information and any other Company property then in Executive's possession or under Executive's control, including, without limitation all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive's employment under this Agreement. Upon termination, Executive shall not

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retain any copies, duplicates, reproductions, or excerpts of Confidential
Information, nor shall Executive show or give any of the above to any third party. Executive further agrees that Executive shall not retain or use for Executive's account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of the Company.

         7. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

         8. Notices. Any notice hereunder by either Party to the other shall be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Chief Executive Officer with a copy to the General Counsel at the Company's executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive's most recent address on file with the Company. Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

         9. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however that the Company may assign this Agreement without Executive's consent in the event of a merger, acquisition, or transfer of all or substantially all of the assets of the Company with or to a third party (a "Merger"). In the event of a Merger, the Company shall require any successor Person to assume and agree to perform this Agreement; failure to so assume and agree shall constitute a deemed termination for purposes of Section 5.1.2(e).

         10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. As of the Effective Date, this Agreement shall supercede and replace in its entirety the letter agreement by and between the Parties dated April 3, 2001 (the "Letter Agreement") and the Employment Agreement by and between the Parties dated as of June 4, 2001 (the "Original Agreement") and the Letter Agreement and the Original Agreement shall be of no further force or effect.

         11. Expenses. The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement, provided, however, that in the event Executive is the prevailing Party in any judicial or arbitral proceeding relating to this Agreement, the Company shall reimburse

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Executive for all reasonable costs, fees and expenses (including reasonable attorneys' fees) incurred by Executive in connection with such proceeding.

         12. Arbitration. In the event any dispute should arise between the Parties with respect to any of the terms and conditions of this Agreement, then, at the initiation of either Party, such dispute shall be submitted and finally settled by arbitration in Boston, Massachusetts under the rules of the Employment Disputes Rules of the American Arbitration Association by an arbitrator selected by the American Arbitration Association. The dispute shall be determined in accordance with Section 18 of this Agreement, except with respect to issues of arbitrability, which shall be governed by the Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law. The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute. If any Party fails to participate in the arbitration proceedings, the arbitrators may proceed to decision based on expedited written submissions by the participating Party. The award rendered by the arbitrator shall be nonappealable, final and binding upon the Parties, and judgment upon the award rendered may be entered by either Party in any court of competent jurisdiction. The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 12, provided, however, that either Party shall have the right to seek injunctive relief or other provisional remedies in any federal or state court of competent jurisdiction in the Commonwealth of Massachusetts.

         13. Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         14. Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

         15. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be

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reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Execution Date.

                                            ARQULE, INC.

                                            By:________________________________
                                            Name:  Stephen A. Hill
                                            Title: President and Chief Executive
                                                   Officer

                                            EXECUTIVE

                                            By:________________________________
                                            Name:  J. David Jacobs
                                            Title: Vice President, Legal,
                                                   General Counsel and Secretary

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                                    EXHIBIT A

                             Business Relationships

Director of and Counsel to the Volpi Foundation for the Performing Arts, Inc.

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                                    EXHIBIT B

                               Option Certificate

Not applicable.

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                                    EXHIBIT C

                          Determination of Option Price

The exercise price of the Execution Stock Option is the Fair Market Value of ArQule's Common Stock (as defined below) as of the date of the commencement of Executive's employment with the Company.

The Fair Market Value of ArQule's Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the date of the commencement of Executive's employment with the Company.

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